SUN COMMUNITIES, INC. CLOSES ACQUISITION OF JENSEN PORTFOLIO

Southfield, MI, October 30, 2019 - Sun Communities, Inc. (NYSE: SUI) (the "Company"), a real estate investment trust ("REIT") that owns and operates or has an interest in manufactured housing and recreational vehicle communities, today announced the closing of its previously-announced acquisition of Jensen’s, Inc. (“Jensen”). The Jensen portfolio includes 31 manufactured housing communities located in eight states comprising 5,230 developed sites and over 460 additional expansion sites available for development.

The total purchase price was approximately $343.6 million, including an allocation of approximately $8.0 million for expansion land and adjacent parcels ready for development, as adjusted for pro rations and certain other items. At the closing, the Company issued 1,972,906 shares of common stock to Jensen shareholders, valued at the time of the execution of the merger agreement at $274.8 million, and paid the balance of the adjusted purchase price in cash.

About Sun Communities, Inc.
Sun Communities, Inc. is a REIT that, after the Jensen acquisition, owned, operated, or had an interest in a portfolio of 420 communities comprising approximately 140,000 developed sites in 32 states and Ontario, Canada.
Forward Looking Statements
This press release contains various "forward-looking statements" within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the Company intends that such forward-looking statements will be subject to the safe harbors created thereby. Forward-looking statements can be identified by words such as "will," "may," "could," "expect," "anticipate," "believes," "intends," "should," "plans," "estimates," "approximate," "guidance," "grow," "growth," and similar expressions in this press release that predict or indicate future events and trends and that do not report historical matters.
These forward-looking statements reflect the Company's current views with respect to future events and financial performance, but involve known and unknown risks, uncertainties, and other factors, some of which are beyond the Company's control. These risks, uncertainties, and other factors may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements. Such risks and uncertainties include national, regional and local economic climates; difficulties in the Company’s ability to successfully evaluate, finance, complete and integrate acquisitions, developments and expansions; the ability to maintain rental rates and occupancy levels, competitive market forces, the performance of recent acquisitions; changes in market rates of interest; changes in foreign currency exchange rates; the ability of manufactured home buyers to obtain financing; and the level of repossessions by manufactured home lenders.  Further details of potential risks that may affect the Company are described in the Company’s periodic reports filed with the U.S. Securities and Exchange Commission, including in the "Risk Factors" section of the Company's Annual Report on Form 10-K for the year ended December 31, 2018.
The forward-looking statements contained in this press release speak only as of the date hereof and the Company expressly disclaims any obligation to provide public updates, revisions or amendments to any forward-looking statements made herein to reflect changes in the Company's assumptions, expectations of future events, or trends.
For Further Information at the Company:
Karen J. Dearing
Chief Financial Officer
(248) 208-2500
www.suncommunities.com
Sun Communities, Inc.